NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

1 of 17

JANUARY 29, 2024 GERMAN AMERICAN BANCORP, INC. (GABC) POSTS SOLID 4TH QUARTER AND ANNUAL 2023 EARNINGS; DECLARES 8% CASH DIVIDEND INCREASE

Jasper, Indiana: January 29, 2024 -- German American Bancorp, Inc. (Nasdaq: GABC) reported solid annual earnings of $85.9 million, or $2.91 per share, for the year ended December 31, 2023, representing the second highest level of earnings per share in the Company’s history. This level of reported annual earnings resulted in a 14.7% return on average shareholders’ equity, marking the 19th consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity. The Company also announced the declaration of an 8% increase in its quarterly cash dividend, marking the 12th consecutive year of increased cash dividends.

The Company’s 2023 reported net income represented an increase of $4.1 million, or approximately 5% on a per share basis, over 2022 net income of $81.8 million, or $2.78 per share, which was impacted by the one-time merger costs related to the January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc.

The 2023 annual operating performance was highlighted by an expanded net interest margin of 13 basis points, which increased from 3.45% to 3.58% as rising deposit costs from continued Federal Reserve rate increases and shifting of deposit composition did not escalate meaningfully until the second half of 2023. The re-mixing of earning assets from the securities portfolio into the higher yielding loan portfolio also contributed positively to the increased margin.

In addition, the 2023 year was marked by solid organic loan growth across most lending categories, continued strong credit metrics, solid gains in non-interest income led by wealth management and interchange fees, and ongoing optimization of our non-interest expenses. The Company’s operating results were also positively impacted by the execution of qualitative strategic initiatives such as meaningful talent acquisitions and ongoing technology/digital investment.

Given the tumultuous year in the banking industry led by economic uncertainty and multiple bank failures, German American remained well positioned for long term success with strong capital levels and solid liquidity. The Company’s combined enterprise, which encompasses 75 banking offices across two contiguous states, continues to benefit from its diversified footprint of rural, suburban and urban markets providing a strong deposit franchise base as well as significant organic growth opportunities.

On a quarter over quarter basis, fourth quarter 2023 net income of $21.5 million and earnings per share of $0.73 were consistent with third quarter 2023 net income of $21.5 million, or $0.73 per share. Net interest margin declined from 3.57% to 3.43%, or 14 basis points, quarter over quarter. This compression was driven by a lower level of accretion of discounts on acquired loans that negatively impacted the net interest margin

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

2 of 17
by 7 basis points and an overall increase in the cost of funds. The margin compression was partially offset by exceptional credit metrics, with no provision for credit losses being taken in the fourth quarter, largely as a result of a fully-reserved, non-performing commercial relationship being paid off.

In addition, the fourth quarter 2023 operating performance was highlighted by strong organic loan and deposit growth. Total loans increased $84 million, or approximately 9% on an annualized basis, and were broad-based across most loan categories and markets. Deposits increased $117 million, or 2% on a linked quarter basis, with non-interest bearing accounts remaining at a solid 28.4% of total deposits. Non-interest income growth of 5% and flat non-interest expenses, in each case on a linked-quarter basis, also contributed to the solid fourth quarter operating performance.

The Company also announced an 8% increase in the level of its regular quarterly cash dividend, as its Board of Directors declared a regular quarterly cash dividend of $0.27 per share, which will be payable on February 20, 2024 to shareholders of record as of February 10, 2024.

D. Neil Dauby, German American’s Chairman & CEO stated, “We are extremely pleased with our operating results in 2023, especially given the challenging economic environment, as we continue our decades long trend of exceptional financial performance. Thanks to the dedicated efforts of our relationship-focused team of professionals, we are confident that our strong community presence, healthy financial condition, and disciplined approach to risk management will continue to drive future profitability. We remain excited and committed to the vitality and future growth of our Indiana and Kentucky communities.”

Balance Sheet Highlights

Total assets for the Company totaled $6.152 billion at December 31, 2023, representing an increase of $146.5 million compared with September 30, 2023 and a decline of $3.8 million compared with December 31, 2022. The increase in total assets at December 31, 2023 compared with September 30, 2023 was largely related to an increase in the market value of the securities portfolio and an increase in total loans.

Securities available for sale increased $119.9 million as of December 31, 2023 compared with September 30, 2023 and declined $164.8 million compared with December 31, 2022. The increase in the available for sale securities portfolio during the fourth quarter of 2023 compared with the end of the third quarter of 2023 was largely attributable to fair value adjustments on the portfolio related to a decline in market interest rates while the decline from the fourth quarter of 2022 was primarily the result of the Company's utilization of cash flows from the securities portfolio to fund loan growth. Total cash flow generated from the portfolio totaled approximately $31.5 million during the fourth quarter of 2023, reflecting principal and interest payments. Current projections indicate approximately $150.0 million in principal and interest cash flows from the portfolio over the next twelve months with rates unchanged.

December 31, 2023 total loans increased $84.3 million, or 9% on an annualized basis, compared with

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

3 of 17
September 30, 2023 and increased $189.3 million, or 5%, compared with year-end 2022. The increase during the fourth quarter of 2023 compared with September 30, 2023 was broad-based across most segments of the portfolio. Commercial real estate loans increased $44.9 million, or 9% on an annualized basis, while agricultural loans grew $25.7 million, or 26% on an annualized basis, and retail loans grew by $18.1 million, or 10% on an annualized basis. Partially offsetting these increases was a modest decline in commercial and industrial loans of $4.4 million, or 3% on an annualized basis, as line of credit utilization remains muted.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years, including 2023. The portfolio is most heavily concentrated in commercial real estate loans at 53% of the portfolio, followed by commercial and industrial loans at 17% of the portfolio, and agricultural loans at 11% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services. The Company's commercial real estate portfolio has limited exposure to office real estate, with office exposure totaling approximately 4% of the total loan portfolio.

End of Period Loan Balances	12/31/2023	9/30/2023	12/31/2022
(dollars in thousands)

Commercial & Industrial Loans	$661,529	$665,892	$676,502
Commercial Real Estate Loans	2,121,835	2,076,962	1,966,884
Agricultural Loans	423,803	398,109	417,413
Consumer Loans	407,889	396,000	377,164
Residential Mortgage Loans	362,844	356,610	350,682
	$3,977,900	$3,893,573	$3,788,645

The Company’s allowance for credit losses totaled $43.8 million at December 31, 2023 compared to $44.6 million at September 30, 2023 and $44.2 million at December 31, 2022. The allowance for credit losses represented 1.10% of period-end loans at December 31, 2023 compared with 1.15% at September 30, 2023 and 1.17% of period-end loans at December 31, 2022. The decline in the allowance for credit losses as of year-end 2023 was largely related to the resolution during the fourth quarter of 2023 of a single commercial borrowing relationship with minimal loss recognition for which the Company had established a significant reserve in previous periods.

Non-performing assets totaled $9.2 million at December 31, 2023, $12.4 million at September 30, 2023 and $14.3 million at December 31, 2022. Non-performing assets represented 0.15% of total assets at year-end 2023, 0.21% at September 30, 2023 and 0.23% at December 31, 2022. Non-performing loans totaled $9.2 million at December 31, 2023, $12.4 million at September 30, 2023 and $14.3 million at December 31, 2022. Non-performing loans represented 0.23% of total loans at December 31, 2023, 0.32% at September 30, 2023 and 0.38% at December 31, 2022. The decline in non-performing assets and loans at year-end

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

4 of 17
2023 was largely attributable to the payoff of the aforementioned single non-performing commercial credit relationship.

Non-performing Assets
(dollars in thousands)
	12/31/2023	9/30/2023	12/31/2022
Non-Accrual Loans	$9,136	$11,206	$12,888
Past Due Loans (90 days or more)	55	1,170	1,427
Total Non-Performing Loans	9,191	12,376	14,315
Other Real Estate	—	24	—
Total Non-Performing Assets	$9,191	$12,400	$14,315

Restructured Loans	$—	$—	$—

Year-end 2023 total deposits increased $117.1 million, or 2% on a linked quarter basis, compared to September 30, 2023 and declined $97.1 million, or 2%, compared with December 31, 2022. The increase at year-end 2023 compared to September 30, 2023 was largely attributable to seasonal inflows of public entity funds combined with an inflow of time deposits. The Company has continued to see customer movement from both interest bearing and non-interest bearing transactional accounts to time deposits due primarily to a higher interest rate environment. Non-interest bearing deposits have remained relatively stable as a percent of total deposits with December 31, 2023 non-interest deposits totaling 28% of total deposits compared with 29% at September 30, 2023 and 32% at year-end 2022.

A competitive market driven by the rise in interest rates has been a significant contributing factor to the decline in total deposits over the course of the past year. Additionally, a meaningful level of the outflow of deposits experienced during the past year was captured within the Company's wealth management group.

December 31, 2023 total borrowings declined $92.3 million compared to September 30, 2023 and declined $9.9 million compared with year-end 2022. The decline in total borrowings during the fourth quarter of 2023 compared with September 30, 2023 was largely attributable to a decline in short-term borrowings primarily related to growth in overall deposits during the fourth quarter of 2023.

End of Period Deposit Balances	12/31/2023	9/30/2023	12/31/2022
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,493,160	$1,502,175	$1,691,804
IB Demand, Savings, and MMDA Accounts	2,992,761	2,932,180	3,229,778
Time Deposits < $100,000	289,077	269,829	235,219
Time Deposits > $100,000	477,965	431,687	193,250
	$5,252,963	$5,135,871	$5,350,051

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

5 of 17

At December 31, 2023, the capital levels for the Company and its subsidiary bank, German American Bank (the “Bank”), remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

	12/31/2023 Ratio	9/30/2023 Ratio	12/31/2022 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	16.50%	16.21%	15.45%
Bank	14.76%	14.83%	14.07%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	14.97%	14.66%	13.97%
Bank	14.04%	14.10%	13.42%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	14.26%	13.95%	13.26%
Bank	14.04%	14.10%	13.42%
Tier 1 Capital (to Average Assets)
Consolidated	11.75%	11.70%	10.50%
Bank	11.03%	11.26%	10.09%

Results of Operations Highlights – Year ended December 31, 2023

Net income for the year ended December 31, 2023 totaled $85,888,000, or $2.91 per share, an increase of $4,063,000, or approximately 5% on a per share basis, from the year ended December 31, 2022 net income of $81,825,000, or $2.78 per share. The increase in net income during 2023, compared with 2022, was primarily attributable to increased non-interest income, a decline in non-interest expenses (which was driven by higher expenses in 2022 as a result of the January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”)), and a lower provision for credit losses. The positive impact of those items was partially offset by a decline in net interest income resulting primarily from a reduced level of earning assets, which was somewhat mitigated by an improved net interest margin. The 2022 results of operations included acquisition-related expenses of $12,323,000 ($9,372,000 or $0.32 per share, on an after tax basis) and also included Day 1 provision for credit losses under the CECL model of $6,300,000 ($4,725,000 or $0.16 per share, on an after tax basis).

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

6 of 17

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Year Ended December 31, 2023			Year Ended December 31, 2022

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$39,452	$1,677	4.25%	$458,230	$5,765	1.26%
Securities	1,629,610	48,270	2.96%	1,860,730	50,263	2.70%
Loans and Leases	3,835,157	213,195	5.56%	3,680,708	169,593	4.61%
Total Interest Earning Assets	$5,504,219	$263,142	4.78%	$5,999,668	$225,621	3.76%

Liabilities
Demand Deposit Accounts	$1,553,082			$1,738,349
IB Demand, Savings, and
MMDA Accounts	$3,055,251	$40,484	1.33%	$3,487,741	$11,462	0.33%
Time Deposits	588,142	16,432	2.79%	474,409	2,052	0.43%
FHLB Advances and Other Borrowings	210,837	9,307	4.41%	159,029	4,828	3.04%
Total Interest-Bearing Liabilities	$3,854,230	$66,223	1.72%	$4,121,179	$18,342	0.45%

Cost of Funds			1.20%			0.31%
Net Interest Income		$196,919			$207,279
Net Interest Margin			3.58%			3.45%

During the year ended December 31, 2023, net interest income, on a non tax-equivalent basis, totaled $190,433,000, a decline of $10,151,000, or 5%, compared to the year ended December 31, 2022 net interest income of $200,584,000. The decline in net interest income during 2023 compared with 2022 was primarily attributable to a decline in average earning assets, driven by a reduced level of deposits which was somewhat offset by an improved net interest margin resulting from the rise in market interest rates.

The tax equivalent net interest margin for the year ended December 31, 2023 was 3.58% compared with 3.45% for the year ended December 31, 2022. Accretion of loan discounts on acquired loans contributed approximately 5 basis points to the net interest margin in 2023 and 7 basis points in 2022. Accretion of discounts on acquired loans totaled $2,814,000 during 2023 and $4,341,000 during 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

7 of 17
During the year ended December 31, 2023, the Company recorded a provision for credit losses of $2,550,000 compared with a provision for credit losses of $6,350,000 for the year ended December 31, 2022. During 2022, the provision for credit losses included $6,300,000 for the Day 1 CECL addition to the allowance for credit loss related to the CUB acquisition.

During the year ended December 31, 2023, non-interest income increased $1,128,000, or 2%, compared with the year ended December 31, 2022.

	Year Ended	Year Ended
Non-interest Income	12/31/2023	12/31/2022
(dollars in thousands)

Wealth Management Fees	$11,711	$10,076
Service Charges on Deposit Accounts	11,538	11,457
Insurance Revenues	9,596	10,020
Company Owned Life Insurance	1,731	2,264
Interchange Fee Income	17,452	15,820
Other Operating Income	5,830	5,116
Subtotal	57,858	54,753
Net Gains on Sales of Loans	2,363	3,818
Net Gains on Securities	40	562
Total Non-interest Income	$60,261	$59,133

Wealth management fees increased $1,635,000, or 16%, during 2023 compared with 2022. The increase during 2023 was largely attributable to increased assets under management within the Company's wealth management group as compared with 2022.

Insurance revenues declined $424,000, or 4%, during 2023 compared with 2022 which was primarily attributable to decreased contingency revenue. Contingency revenue during 2023 totaled $955,000 compared with $1,641,000 during 2022. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency.

Company owned life insurance decreased $533,000, or 24%, during 2023 compared with 2022. The decline in 2023 was primarily the result of a decrease in the death benefit claims received compared with 2022.

Interchange fee income increased $1,632,000, or 10%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The increase in the level of fees during 2023 compared with 2022 was due to increased card utilization by customers.

Other operating income increased by $714,000, or 14%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The increase during 2023 was largely attributable to the gain on sale of real estate related to the consolidation of various branch office facilities.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

8 of 17
Net gains on sales of loans declined $1,455,000, or 38%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The decline during 2023 compared with 2022 was related to both a lower volume of loans sold and lower pricing levels. Loan sales totaled $109.0 million during 2023 compared with $168.1 million during 2022.

The Company realized $40,000 in gains on sales of securities during the year ended December 31, 2023 compared with $562,000 during the year ended December 31, 2022. The sales of securities, during both years, was a completed as part of modest shifts in the allocations within the securities portfolio.

During the year ended December 31, 2023, non-interest expense declined of $9,694,000, or 6%, compared to 2022. The year ended December 31, 2022 non-interest expenses included approximately $12,323,000 of non-recurring acquisition-related expenses for the acquisition of CUB.

	Year Ended	Year Ended
Non-interest Expense	12/31/2023	12/31/2022
(dollars in thousands)

Salaries and Employee Benefits	$83,244	$84,145
Occupancy, Furniture and Equipment Expense	14,467	14,921
FDIC Premiums	2,829	1,860
Data Processing Fees	11,112	15,406
Professional Fees	5,575	6,295
Advertising and Promotion	4,857	4,416
Intangible Amortization	2,840	3,711
Other Operating Expenses	19,573	23,437
Total Non-interest Expense	$144,497	$154,191

Salaries and benefits declined $901,000, or 1%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The decline in salaries and benefits during 2023 compared with 2022 was largely related to approximately $1,480,000 of acquisition-related salary and benefit costs of a non-recurring nature in 2022 related to the CUB acquisition.

FDIC premiums increased $969,000, or 52%, during the year ended December 31, 2023 compared with 2022. The increase during 2023 compared with 2022 was primarily related to an industry-wide 2 basis point increase in the base FDIC premium assessment effective January 1, 2023.

Data processing fees declined $4,294,000, or 28%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The decline during 2023 compared with 2022 was largely driven by acquisition-related costs associated with the CUB transaction, which totaled approximately $4,982,000 during 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

9 of 17
Professional fees declined $720,000, or 11%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. The decline during 2023 compared with 2022 was primarily due to merger-related professional fees associated with the CUB acquisition that totaled approximately $1,802,000 in 2022 partially mitigated by increased legal and other professional fees.

Intangible amortization declined $871,000, or 23%, during the year ended December 31, 2023 compared with the year ended December 31, 2022. Intangible amortization expense consists primarily of amortization associated with the core deposit intangible of acquired deposit portfolios. The decrease during 2023 compared with 2022 was primarily attributable to the accelerated amortization method for which the intangible assets are amortized.

Other operating expenses declined $3,864,000, or 16%, during the year ended December 31, 2023 compared to the year ended December 31, 2022. The decline during 2023 compared with 2022 was attributable to acquisition-related costs that totaled approximately $3,862,000 in 2022. The acquisition-related costs were primarily vendor contract termination costs.

Results of Operations Highlights – Quarter ended December 31, 2023

Net income for the quarter ended December 31, 2023 totaled $21,507,000, or $0.73 per share, which was consistent with the third quarter 2023 net income of $21,451,000, or $0.73 per share, and a decline of 12% on a per share basis compared with the fourth quarter 2022 net income of $24,415,000, or $0.83 per share. The decline in net income in the fourth quarter of 2023 compared to the fourth quarter of 2022 was largely driven by a reduced level of average earning assets and net interest margin resulting in a decline in net interest income.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

10 of 17

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	December 31, 2023			September 30, 2023			December 31, 2022

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$36,927	$473	5.09%	$20,243	$199	3.91%	$234,107	$2,200	3.73%
Securities	1,527,306	11,903	3.12%	1,596,653	11,677	2.93%	1,735,534	13,150	3.03%
Loans and Leases	3,921,967	56,257	5.69%	3,855,586	55,343	5.70%	3,728,788	47,262	5.03%
Total Interest Earning Assets	$5,486,200	$68,633	4.98%	$5,472,482	$67,219	4.88%	$5,698,429	$62,612	4.37%

Liabilities
Demand Deposit Accounts	$1,507,780			$1,524,682			$1,735,264
IB Demand, Savings, and
MMDA Accounts	$3,010,984	$12,433	1.64%	$2,973,909	$10,601	1.41%	$3,359,079	$6,347	0.75%
Time Deposits	709,534	6,577	3.68%	640,992	4,977	3.08%	426,710	692	0.64%
FHLB Advances and Other Borrowings	202,555	2,394	4.69%	219,371	2,505	4.53%	162,792	1,441	3.51%
Total Interest-Bearing Liabilities	$3,923,073	$21,404	2.16%	$3,834,272	$18,083	1.87%	$3,948,581	$8,480	0.85%

Cost of Funds			1.55%			1.31%			0.59%
Net Interest Income		$47,229			$49,136			$54,132
Net Interest Margin			3.43%			3.57%			3.78%

During the fourth quarter of 2023, net interest income, on a non tax-equivalent basis, totaled $45,607,000, a decline of $1,952,000, or 4%, compared to the third quarter of 2023 net interest income of $47,559,000 and a decline of $6,774,000, or 13%, compared to the fourth quarter of 2022 net interest income of $52,381,000.

The decline in net interest income during the fourth quarter of 2023 compared with the third quarter of 2023 was primarily attributable to a decline in the Company's net interest margin. The decline in net interest income during the fourth quarter of 2023 compared with the fourth quarter of 2022 was primarily attributable to a decline in average earning assets, driven by a reduced level of average deposits, and a lower net interest margin.

The tax equivalent net interest margin for the quarter ended December 31, 2023 was 3.43% compared with 3.57% in the third quarter of 2023 and 3.78% in the fourth quarter of 2022. The decline in the net interest margin during the fourth quarter of 2023 compared with both the third quarter of 2023 and the fourth quarter of 2022 was largely driven by a lower level of accretion of discounts on acquired loans and an increase in the cost of funds. The cost of funds continued to accelerate higher in the fourth quarter of 2023 due to the continued increase of market interest rates, very competitive deposit pricing in the marketplace, customers

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

11 of 17
actively looking for yield opportunities within and outside the banking industry and a change in the Company's deposit composition.

The Company's net interest margin and net interest income have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $280,000 during the fourth quarter of 2023, $1,288,000 during the third quarter of 2023 and $603,000 during the fourth quarter of 2022. Accretion of loan discounts on acquired loans contributed approximately 2 basis points to the net interest margin in the fourth quarter of 2023, 9 basis points in the third quarter of 2023 and 4 basis points in the fourth quarter of 2022.

During the quarter ended December 31, 2023, the Company did not record a provision for credit losses compared with a provision for credit losses of $900,000 in the third quarter of 2023 and a provision for credit losses of $500,000 during the fourth quarter of 2022. The lack of a provision in the fourth quarter of 2023 was largely related to the resolution during the fourth quarter of 2023 of a single commercial borrowing relationship with minimal loss recognition for which the Company had established a significant reserve in previous periods.

Net charge-offs totaled $881,000, or 9 basis points on an annualized basis, of average loans outstanding during the fourth quarter of 2023 compared with $520,000, or 5 basis points on an annualized basis, of average loans during the third quarter of 2023 and compared with $1,031,000, or 11 basis points, of average loans during the fourth quarter of 2022.

During the quarter ended December 31, 2023, non-interest income totaled $15,594,000, an increase of $790,000, or 5%, compared with the third quarter of 2023 and an increase of $1,926,000, or 14%, compared with the fourth quarter of 2022.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/2023	9/30/2023	12/31/2022
(dollars in thousands)

Wealth Management Fees	$3,198	$2,957	$2,420
Service Charges on Deposit Accounts	2,885	2,982	2,889
Insurance Revenues	2,266	2,065	2,050
Company Owned Life Insurance	455	446	496
Interchange Fee Income	4,371	4,470	3,972
Other Operating Income	1,887	1,270	1,258
Subtotal	15,062	14,190	13,085
Net Gains on Sales of Loans	532	614	494
Net Gains on Securities	—	—	89
Total Non-interest Income	$15,594	$14,804	$13,668

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

12 of 17
Wealth management fees increased $241,000, or 8%, during the fourth quarter of 2023 compared with the third quarter of 2023 and increased $778,000, or 32%, compared with the fourth quarter of 2022. The increase during the fourth quarter of 2023 was largely attributable to increased assets under management within the Company's wealth management group as compared with both the third quarter of 2023 and fourth quarter of 2022.

Interchange fee income declined $99,000, or 2%, during the quarter ended December 31, 2023 compared with the third quarter of 2023 and increased $399,000, or 10%, compared with the fourth quarter of 2022. The decline in the fourth quarter of 2023 compared with the third quarter of 2023 was related to a modestly lower level of customer transaction volume. The increased level of fees during the fourth quarter of 2023 compared with the fourth quarter of 2022 was due to increased card utilization by customers.

Other operating income increased $617,000, or 49%, during the fourth quarter of 2023 compared with the third quarter of 2023 and increased $629,000, or 50%, compared with the fourth quarter of 2022. The increase during the fourth quarter of 2023 was largely attributable to the gain on sale of real estate related to the consolidation of various branch office facilities.

During the quarter ended December 31, 2023, non-interest expense totaled $35,734,000, an increase of $313,000, or 1%, compared with the third quarter of 2023, and increased $120,000, or less than 1%, compared with the fourth quarter of 2022.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/2023	9/30/2023	12/31/2022
(dollars in thousands)

Salaries and Employee Benefits	$20,948	$20,347	$20,922
Occupancy, Furniture and Equipment Expense	3,513	3,691	3,655
FDIC Premiums	701	700	442
Data Processing Fees	2,835	2,719	2,510
Professional Fees	1,170	1,229	1,171
Advertising and Promotion	1,151	1,278	1,036
Intangible Amortization	636	685	840
Other Operating Expenses	4,780	4,772	5,038
Total Non-interest Expense	$35,734	$35,421	$35,614

Salaries and benefits increased $601,000, or 3%, during the quarter ended December 31, 2023 compared with the third quarter of 2023 and increased $26,000, or less than 1%, compared with the fourth quarter of 2022. The increase in salaries and benefits during the fourth quarter of 2023 compared with the third quarter of 2023 was primarily due to incentive and commission compensation along with higher health insurance benefit costs.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

13 of 17
FDIC premiums were flat during the quarter ended December 31, 2023 compared with the third quarter of 2023 and increased $259,000, or 59%, compared with the fourth quarter of 2022. The increase in the fourth quarter of 2023 compared with the fourth quarter of 2022 was primarily related to an industry-wide 2 basis point increase in the base FDIC premium assessment effective January 1, 2023.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 75 banking offices in 20 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the impacts related to or resulting from recent bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
d. the impacts of epidemics, pandemics or other infectious disease outbreaks;
e.    changes in competitive conditions;
f.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
g.    changes in customer borrowing, repayment, investment and deposit practices;
h.    changes in fiscal, monetary and tax policies;
i.    changes in financial and capital markets;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

14 of 17
j.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.    risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

l.    factors driving impairment charges on investments;

m.    the impact, extent and timing of technological changes;
n.    potential cyber-attacks, information security breaches and other criminal activities;
o.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
p.    actions of the Federal Reserve Board;
q.    the potential for increases to, and volatility in, the balance of our allowance for credit losses and related provision expense due to the current expected credit loss (CECL) standard;

r.    changes in accounting principles and interpretations;
s.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; and
w.    other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	December 31, 2023	September 30, 2023	December 31, 2022
ASSETS
Cash and Due from Banks	$78,805	$72,063	$75,476
Short-term Investments	37,025	60,856	42,405
Investment Securities	1,597,185	1,477,309	1,762,022

Loans Held-for-Sale	5,226	7,085	8,600

Loans, Net of Unearned Income	3,971,082	3,887,550	3,784,934
Allowance for Credit Losses	(43,765)	(44,646)	(44,168)
Net Loans	3,927,317	3,842,904	3,740,766

Stock in FHLB and Other Restricted Stock	14,687	14,763	15,037
Premises and Equipment	106,776	111,252	112,237
Goodwill and Other Intangible Assets	186,664	187,373	189,783
Other Assets	198,513	232,061	209,665
TOTAL ASSETS	$6,152,198	$6,005,666	$6,155,991

LIABILITIES
Non-interest-bearing Demand Deposits	$1,493,160	$1,502,175	$1,691,804
Interest-bearing Demand, Savings, and Money Market Accounts	2,992,761	2,932,180	3,229,778
Time Deposits	767,042	701,516	428,469
Total Deposits	5,252,963	5,135,871	5,350,051

Borrowings	193,937	286,193	203,806
Other Liabilities	41,740	45,210	43,741
TOTAL LIABILITIES	5,488,640	5,467,274	5,597,598

SHAREHOLDERS' EQUITY
Common Stock and Surplus	418,996	418,530	416,664
Retained Earnings	461,622	447,475	405,167
Accumulated Other Comprehensive Income (Loss)	(217,060)	(327,613)	(263,438)
SHAREHOLDERS' EQUITY	663,558	538,392	558,393

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,152,198	$6,005,666	$6,155,991

END OF PERIOD SHARES OUTSTANDING	29,584,709	29,575,451	29,493,193

TANGIBLE BOOK VALUE PER SHARE (1)	$16.12	$11.87	$12.50

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
INTEREST INCOME
Interest and Fees on Loans	$56,058	$55,196	$47,108	$212,517	$169,158
Interest on Short-term Investments	473	199	2,200	1,677	5,765
Interest and Dividends on Investment Securities	10,480	10,247	11,553	42,462	44,003
TOTAL INTEREST INCOME	67,011	65,642	60,861	256,656	218,926

INTEREST EXPENSE
Interest on Deposits	19,010	15,578	7,039	56,916	13,514
Interest on Borrowings	2,394	2,505	1,441	9,307	4,828
TOTAL INTEREST EXPENSE	21,404	18,083	8,480	66,223	18,342

NET INTEREST INCOME	45,607	47,559	52,381	190,433	200,584
Provision for Credit Losses	—	900	500	2,550	6,350
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	45,607	46,659	51,881	187,883	194,234

NON-INTEREST INCOME
Net Gain on Sales of Loans	532	614	494	2,363	3,818
Net Gain on Securities	—	—	89	40	562
Other Non-interest Income	15,062	14,190	13,085	57,858	54,753
TOTAL NON-INTEREST INCOME	15,594	14,804	13,668	60,261	59,133

NON-INTEREST EXPENSE
Salaries and Benefits	20,948	20,347	20,922	83,244	84,145
Other Non-interest Expenses	14,786	15,074	14,692	61,253	70,046
TOTAL NON-INTEREST EXPENSE	35,734	35,421	35,614	144,497	154,191

Income before Income Taxes	25,467	26,042	29,935	103,647	99,176
Income Tax Expense	3,960	4,591	5,520	17,759	17,351

NET INCOME	$21,507	$21,451	$24,415	$85,888	$81,825

BASIC EARNINGS PER SHARE	$0.73	$0.73	$0.83	$2.91	$2.78
DILUTED EARNINGS PER SHARE	$0.73	$0.73	$0.83	$2.91	$2.78

WEIGHTED AVERAGE SHARES OUTSTANDING	29,575,398	29,573,461	29,485,940	29,557,567	29,464,591
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,575,398	29,573,461	29,485,940	29,557,567	29,464,591

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Twelve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2023	2023	2022	2023	2022
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.43%	1.43%	1.56%	1.42%	1.26%
	Annualized Return on Average Equity	15.45%	14.36%	18.99%	14.70%	13.41%
	Annualized Return on Average Tangible Equity (1)	23.26%	20.95%	30.14%	21.69%	19.51%
	Net Interest Margin	3.43%	3.57%	3.78%	3.58%	3.45%
	Efficiency Ratio (2)	55.87%	54.33%	51.36%	55.09%	56.60%
	Net Overhead Expense to Average Earning Assets (3)	1.47%	1.51%	1.54%	1.53%	1.58%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.09%	0.05%	0.11%	0.08%	0.06%
	Allowance for Credit Losses to Period End Loans	1.10%	1.15%	1.17%
	Non-performing Assets to Period End Assets	0.15%	0.21%	0.23%
	Non-performing Loans to Period End Loans	0.23%	0.32%	0.38%
	Loans 30-89 Days Past Due to Period End Loans	0.33%	0.33%	0.37%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,036,242	$6,003,069	$6,243,859	$6,037,874	$6,514,030
	Average Earning Assets	$5,486,200	$5,472,482	$5,698,429	$5,504,219	$5,999,668
	Average Total Loans	$3,921,967	$3,855,586	$3,728,788	$3,835,157	$3,680,708
	Average Demand Deposits	$1,507,780	$1,524,682	$1,735,264	$1,553,082	$1,738,349
	Average Interest Bearing Liabilities	$3,923,073	$3,834,272	$3,948,581	$3,854,230	$4,121,179
	Average Equity	$556,914	$597,375	$514,335	$584,106	$610,066

	Period End Non-performing Assets (4)	$9,191	$12,400	$14,315
	Period End Non-performing Loans (5)	$9,191	$12,376	$14,315
	Period End Loans 30-89 Days Past Due (6)	$13,208	$12,673	$14,040

	Tax Equivalent Net Interest Income	$47,229	$49,136	$54,132	$196,919	$207,279
	Net Charge-offs during Period	$881	$520	$1,031	$2,953	$2,316

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income less Net Gain on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.